EXHIBIT 10.38

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of this 6th day of September, 2005 (the “Effective Date”) by and between The Kirk & Blum Manufacturing Company, whose address is 3120 Forrer Street, Cincinnati, OH 45209 (“Purchaser”), and Buckley Properties Co., whose address is 10333 Wayne Avenue, Cincinnati, Ohio 45215 (“Seller”).

PRELIMINARY STATEMENT

Seller is the owner in fee simple of certain real property and improvements located on Wayne Avenue in Woodlawn, Ohio (said real property in its entirety contains approximately 5.6 acres, as further described in Exhibit A attached hereto, and 145,870 square feet of improvements, and referred to herein as the “Property”). Purchaser desires to purchase the Property and Seller desires to sell the Property in accordance with the terms and conditions set forth below.

AGREEMENT

In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

1. Purchase and Sale. Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser or its nominee, the Property, subject to and in accordance with the terms and conditions set forth herein.

2. Consideration.

(a) The purchase price for the Property shall be Three Million Three Hundred Thousand Dollars ($3,300,000) (the “Property Price”). Within three business days after the Effective Date, Purchaser shall deposit with Mercantile Title Agency, Inc., as Escrow Agent, the sum of Fifty Thousand Dollars ($50,000) (the “Earnest Money”) in cash or by check, which amount shall be held by Escrow Agent and shall be disbursed as provided in this Agreement.

(b) The Earnest Money shall be credited to the Property Price if the Closing occurs. If Purchaser defaults, the Earnest Money shall be paid to Seller as liquidated damages and Seller’s sole remedy. If Seller defaults, or if Purchaser terminates this Agreement due to failure of any contingency or any other reason permitted by this Agreement, then the Earnest Money shall be refunded to Purchaser.

3. Title; Survey; Zoning; Environmental. Within 5 days after the Effective Date, Seller shall deliver to Purchaser any title insurance policy or other title examination of the Property, any

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survey or other information concerning the physical condition or zoning of the Property, any environmental report concerning the Property and a Board of Directors resolution authorizing the transaction contemplated by this Agreement. Within 45 days after the Effective Date (“Inspection Period”), Purchaser shall have the right to have an ALTA/ACSM Land Title Survey of the Property (the “Survey”) at Purchaser’s cost. Purchaser shall also have the right to have any other information provided by Seller updated or to obtain a new title examination, survey, environmental report or physical condition report, or any other report and if the Survey or any other information or report discloses any conditions which make title unmarketable or are otherwise inconsistent with Purchaser’s intended use of the Property in a manner substantially similar to its operations at its existing facility on Forrer Street, then Purchaser shall give written notice to Seller, and Seller shall have the right, but not the obligation, to cure such matters to Purchaser’s satisfaction; provided, that Seller shall have the obligation to remove mortgages or other liens on the Property, other than non-delinquent real estate taxes, at or before the Closing. Seller shall notify Purchaser, in writing, of which objectionable matters it will cure and how within five (5) days after receipt of Purchaser’s notice of objection. If Seller decides not to cure any objectionable matter to Purchaser’s satisfaction, whether Seller’s notice is given to Purchaser before or after expiration of the Inspection Period, then Purchaser may thereafter terminate this Agreement by written notice given to Seller within five (5) days after receipt of Seller’s notice that it is unable or unwilling to cure such objectionable matter and receive a refund of the Earnest Money. If Purchaser fails to give such termination notice, Purchaser shall be deemed to have waived such matter and the parties shall proceed to Closing.

4. Escrow; Fees.

(a) The consummation of the transaction including payment of the Purchase Price in exchange for a general warranty deed to the Property is referred to as the “Closing”. The Closing shall occur on November 15, 2005, or such earlier date as determined by Purchaser, the date so established referred to as the Closing Date. The general warranty deed shall transfer marketable title in fee simple to the Property to Purchaser or its nominee, free and clear of all liens and encumbrances other than easements and restrictions of record, and non-delinquent ad valorem real estate taxes. Seller shall be responsible for state and county conveyance fees and the cost of recording any mortgage releases or other documents necessary to clear title, and Purchaser shall be responsible for deed recording fees. Purchaser shall pay any escrow fees and any costs associated with the preparation of the title commitment and the title policy. Each party shall be responsible for its own attorneys’ fees. At Closing, each party shall execute and deliver all documents reasonably necessary to effectuate the transaction contemplated by this Agreement including such affidavits of title and citizenship that the Escrow Agent may require, and all other documents reasonably necessary to consummate the transaction contemplated by this Agreement. Additionally, each party shall execute and deliver the License attached hereto as Exhibit B which shall be effective as of the date of Closing (“License”).

(b) Holdback. Escrow Agent shall pay all of the Purchase Price to Seller at Closing except for Three Hundred Thousand and 00/100 Dollars ($300,000.00) (“Holdback”) which Escrow Agent shall continue to hold in trust in an interest bearing account. Escrow Agent shall pay the Holdback to Seller not less than five (5) working days, and not more than fifteen (15) working days, after Seller notifies Purchaser and Escrow Agent, in writing, that Seller has fully vacated the Property in accordance with the terms of the License. If the parties cannot agree as to when or if

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Seller has vacated the Property, the Escrow Agent shall follow the provisions of Section 4(c) relating to disposition of the Holdback. Any interest accumulated on the Holdback shall be paid to the recipient of the Holdback. The provisions of this Section 4(b) shall survive the Closing.

(c) Escrow Agent hereby accepts its designation as Escrow Agent hereunder and agrees to hold and disburse the Earnest Money as herein provided. Escrow Agent shall not be liable for any acts taken in good faith, shall only be liable for its willful or gross negligence. In the event of a dispute between Purchaser and Seller under this Agreement sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, together with such legal proceedings as it deems appropriate, and thereupon to be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as Escrow Agent shall determine to have jurisdiction thereof. Seller and Purchaser hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed upon Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Agreement or involving the subject matter hereof; provided, however, that if Escrow Agent shall be found guilty of willful default or gross negligence under this Agreement, then, in such event, Escrow Agent shall bear all such losses, claims, damages and expenses; and provided further, that neither Seller nor Purchaser shall have any liability to Escrow Agent under this indemnity provision for any cost of litigation incurred by Escrow Agent, including, without limitation, attorney fees, arising or caused solely by the conduct of the other party which results in a dispute solely between the other party and Escrow Agent. The provisions of this Section 4(c) shall survive the Closing.

5. Inspections and Tests. Within the Inspection Period, Purchaser, at its own expense, shall have the privilege of access to the Property for the purpose of making inspections, environmental assessments, surveys, test borings, soil analyses, physical inspection and other tests and surveys thereon commensurate with determining in Purchaser’s sole discretion the suitability of said Property for Purchaser’s purposes. All entries onto the Property by Purchaser shall be upon not less than 48 hours verbal notice to Seller and Seller’s lessee, and at such times and under such circumstances as to minimize interference with Seller’s use of the Property to the extent reasonably possible. Purchaser shall repair any damage to the Property resulting from such activities. From and after the Effective Date Seller shall not, without Purchaser’s consent, enter into any leases or other encumbrances of the Property that could survive the Closing hereunder.

6. Seller’s Covenants. Seller, to the best of Seller’s knowledge, represents, covenants and warrants to Purchaser as follows:

(a) All taxes for all prior years, other than any not yet due and payable, have been paid. Further, all taxes and assessments paid in installments for the current year are to be prorated as of Closing, subject to adjustment when final bills are received if current year taxes are not finally determined at the time of Closing. Purchaser is to receive the full benefit of any real estate tax abatement that has been arranged by Seller.

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(b) All existing assessments and/or governmental charges, both recorded and unrecorded, which exist as of Closing, that could be or are chargeable before or after Closing, either as a result of applying for any construction, building development or utility service permits or as a result of delayed, installment or extended billing for any utility service or connection, have been paid or will be paid by Seller at Closing provided, however, that any assessment payable in installments shall be prorated at Closing.

(c) Seller is solvent and not involved in any bankruptcy proceedings. There are no suits, actions, judgments, proceedings or investigations pending or threatened against the Seller or the Property before any court, arbitrator, or administrative or governmental body.

(d) No condemnation or eminent domain proceedings affecting the Property have been commenced or, to the best of Seller’s knowledge, are contemplated.

(e) Neither Seller nor the Property is subject to any commitment, obligation, or agreement, including, but not limited to, any leasehold interest, right of first refusal or option to purchase or lease granted to a third party, which could or would prevent Seller from completing or impair Seller’s ability to complete the sale of the Property under this Agreement or which would bind Purchaser subsequent to consummation of the transaction contemplated in this Agreement. Seller shall terminate any existing leasehold or other possessory interests upon the Property, or any part thereof, prior to Closing, and shall be solely responsible for any liability which may arise as a result of such termination.

(f) Seller holds good and indefeasible fee simple title to all the Property and has all necessary power and authority to enter into this Agreement and to bind the Property and its operation. The Property is properly zoned for industrial uses and there are no encumbrances on the Property which materially interfere with the use of the Property for its current use or which will impede Seller’s use of the Property for its intended use. There are no existing leases or other agreements permitting third-party occupancy of any part of the Property except for a lease to Buckley Manufacturing which will be terminated at or before Closing.

(g) The Property and its operation are in compliance with all Environmental Laws and there is not on the Property any hazardous, toxic or dangerous waste, substance or material within the meaning of any Environmental Law. Environmental Laws shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment relating to the environment, health, safety or hazardous materials.

(h) All improvements on the Property are in good and working condition, including all structural, electrical, mechanical and HVAC components thereof.

(i) The Property consists of a two tax parcels, each with immediate access to a contiguous public right of way.

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7. Obligations of Seller. During the pendency of this Agreement, Seller shall not make any changes in the improvements on the Property, nor create any additional encumbrances on the title to the Property, nor initiate or consent to any change in the zoning or other regulatory controls applicable to the Property, without Purchaser’s consent in each instance.

8. Contingencies. Purchaser’s obligations to purchase the Property shall be contingent upon satisfaction of the following contingencies (unless Purchaser waives in writing all unsatisfied contingencies), and Purchaser may terminate this Agreement at any time prior to Closing (up to and including the Closing Date) by written notice to Seller if any contingency is unsatisfied:

(a) Purchaser’s approval of the survey obtained under Section 3 as acceptable in Purchaser’s good faith discretion.

(b) Purchaser’s approval of title to the Property pursuant to Section 3 as acceptable in Purchaser’s good faith discretion. Purchaser need not object to any lien, lease, or other matter which Seller is obligated to remove at Closing under other terms of this Agreement.

(c) Receipt by Purchaser, at Purchaser’s expense, of an inspection report or reports showing the condition of the Property to be satisfactory in Purchaser’s good faith discretion, and covering the soundness of the soil, structure, environmental matters, availability of utilities and access, and such other matters as Purchaser may reasonably require.

(d) Seller shall have complied with Seller’s obligations under this Agreement in all material respects.

(e) Purchaser selling and closing upon the sale of its facility located at 3120 Forrer Street, Cincinnati, Ohio 45209.

(f) The Purchaser obtaining a loan commitment from a lender at current prevailing market rates and terms and funding of such loan.

(g) The Purchaser finding and obtaining land near or adjacent to the Property for additional parking.

(h) The Purchaser obtaining acceptable incentives from Ohio, Hamilton County, and Woodlawn for relocating its business operations on the property.

If any contingencies are not satisfied, or will not be satisfied, as of the Closing Date, Purchaser may terminate this Agreement by notice to Seller in writing and receive the return of the Earnest Money. Notwithstanding the foregoing, Purchaser shall satisfy itself or waive the contingencies in (a) - (c) above within the Inspection Period as contemplated by Section 3 of this Agreement. Thereafter, contingencies (a) - (c) will be deemed modified so that only a change in such matters between the date each contingency is satisfied or waived and the Closing, or Seller’s failure to actually cure an identified objectionable matter shall be a contingency to Closing.

9. Eminent Domain; Damage. If prior to Closing all or any part of the Property is condemned or appropriated by public authority or any party exercising the right of eminent domain, or is threatened thereby, Seller shall give Purchaser written notice thereof and Purchaser shall either,

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at its option: (a) terminate this Agreement and the amounts paid to Seller pursuant to this Agreement shall be refunded immediately and the parties shall be released from further liability; or (b) elect to proceed under this Agreement and the Property Price shall be reduced by the amount of Seller’s award.

10. Risk of Loss. Prior to Closing, Seller shall retain the risk of loss or damage to the Property. If the Property is damaged or destroyed and not restored, the Purchase Price shall be reduced by the amount of any insurance proceeds received by Seller. It shall be a condition of Purchaser’s obligation to proceed to Closing that the Property be in substantially the same condition as on the Effective Date, other than changes caused or approved by Purchaser.

11. Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing (unless specified otherwise) and shall be deemed to have been delivered to a party upon personal delivery to that party or: (a) on the day of delivery by facsimile transmission to any telephone number provided by the party for such purposes, if simultaneously mailed as provided herein; (b) on the day of deposit for overnight delivery with Federal Express, with charges prepaid; or (c) on the fourth (4th) business day following deposit with the United States Postal Service, certified mail, return receipt requested, postage prepaid, and in any case addressed to the party’s address set forth at the beginning of this Agreement, or to any other address that the party provides by notice, in accordance with this paragraph, to the other party.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed wholly within that state, irrespective of such state’s choice-of-law principles.

13. Confidentiality. Seller understands, acknowledges and agrees that this Agreement, the terms, specifications, covenants and conditions set forth herein, the parties’ negotiations concerning this Agreement, and all other information exchanged between the parties hereto, are and shall remain confidential, and that neither Seller nor Seller’s representatives shall disclose, directly or indirectly, such confidential information to any third person without the express written consent of the Purchaser; provided, however, that the Seller shall be permitted to disclose such confidential information to Seller’s accounting, legal and other professional advisers having similar obligations of confidentiality and non-disclosure, as may be required for purposes contemplated herein, and as may otherwise be required by applicable law.

14. Commissions. Seller and Purchaser mutually covenant each unto the other that no agent, broker or other person or entity acting pursuant to authority of the Seller or Purchaser is entitled to any commission or finder’s fee in connection with the transaction(s) contemplated by this Agreement, other than West Shell Commercial which has been retained by Seller, nor have Seller or Purchaser otherwise dealt with anyone else purporting to act in the capacity of finder, broker or agent with respect to such transactions whereby Seller or Purchaser may be obligated to pay any broker’s fee, finder’s fee or commission. Seller shall be solely responsible for payment of any commission or fee. Seller and Purchaser further agree to indemnify and hold the other harmless from and against the claims of any other broker or agent claiming compensation by, through, or under the indemnifying party.

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15. Recording of Agreement. This Agreement shall not be recorded.

16. Counterparts; Entire Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. It is understood that this document constitutes the entire Agreement. Any changes, alterations, extensions or deletions shall be in writing and executed by all parties in order to be effective. All covenants, agreements, representations and warranties, shall survive any Closing.

17. Like-Kind Exchange. Each party acknowledges that the other may determine to treat this transaction as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code. Therefore, each party agrees to reasonably cooperate with the other, at no cost to the cooperating party, to facilitate such a like-kind exchange including without limitation execution of any documents reasonably necessary to memorialize such a like-kind exchange transaction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties have entered into this Agreement.

PURCHASER:

The Kirk & Blum Manufacturing Company

By:	/s/ L. John Bertoli
Name:	L. John Bertoli, III
Its:	Vice President

Agreed and accepted:

SELLER:

Buckley Properties Co.

By:

Name:

Its:

ESCROW AGENT:

Mercantile Title Agency, Inc.

By:	/s/ Steven H. Schreiber
Name:	Steven H. Schreiber
Its:	President

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EXHIBIT A

PROPERTY DESCRIPTION

EXHIBIT B

LICENSE

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “License”) is made this 6th day of September, 2005, which date is contemporaneous with the execution of a certain Purchase Agreement by and between THE KIRK & BLUM MANUFACTURING COMPANY, whose address is 3120 Forrer Street, Cincinnati, Ohio, 45209 (“Licensor”) and BUCKLEY PROPERTIES CO., whose address is 10333 Wayne Avenue, Cincinnati, Ohio, 45215 (“Licensee”), and is in contemplation of occupation of the “Premises” Licensor defined, after closing of the transaction contemplated in the aforesaid Purchase.

WITNESSETH:

1. Premises Licensed/Term.

A. Licensor hereby irrevocably grants a license to Licensee, and Licensee hereby licenses from Licensor, as hereinafter provided, the entire Premises and improvements contained thereon, all as set forth in the heretofore referenced Purchase Agreement (“Premises”), for a four (4) month period (“Initial License”), commencing on the closing date of Licensor’s purchase of the property set forth in the aforesaid Purchase Agreement (“Effective Date”), subject to the following:

(i) Licensor shall have complete access to the offices located on the second floor of the Premises for purposes of its renovation. Licensor shall not interfere with Licensee’s first floor office.

(ii) Licensor shall have access to the Premises for purposes of extending the existing dock bay number 6 into bay G-H.

(iii) Licensor shall have limited access to the Premises to install machine pits and bases in an area contained by existing bay areas G18 and G19, together with crane bay H-2 to G-21. Licensor will install plates over the completed pits upon completion.

(iv) Licensor shall have non-exclusive use to the entire Premises for purposes of ingress and egress to install necessary utilities and electrical drops for equipment, provided such improvements do not materially hinder Licensee from its continuing operations.

(v) Licensor shall have reasonable access to the entire bay from B-2/H-1 (front high bay) and E-2 to D-14 (original high bay) to install or modify new and existing crane runs.

(vi) Licensor may, as needed, remove the door and wall separating the east and west sides of the Premises to facilitate the installation of a crane. Notwithstanding the foregoing, the cost of heating the Premises to a working temperature of 65 degrees is to be shared equally between Licensor and Licensee. Licensor can avoid the sharing of the heating cost if a suitable temporary barrier is installed in the new opening, allowing the same difference in heating as when the door was in place.

All items relative to access to the Premises set forth in subparagraphs (ii) through (iv) shall be restricted to Licensee’s normal operating hours (7:30 a.m. to 4:00 p.m.), and all such areas utilized by Licensor hereunder shall be maintained broom-clean during the installation/construction period, so as not to adversely affect Licensee’s continuing manufacturing operations. Licensee agrees to cooperate with Licensor to facilitate Licensor’s work at, and use of, the Premises during the term of this License.

B. At the conclusion of the Initial License, Licensor grants to Licensee a license to use a portion of the Premises shown on Exhibit A for an additional period of up to two (2) months (“Extended License”) on a shared basis with Licensor, subject to the following:

(i) During the term of the Extended License, the parties hereto anticipate that Licensee will continue its normal manufacturing operation, including but not limited to operation of one fuel tank line in the area of bays F16/B16 to F17/B17. Licensee will operate small presses and spot welders in bays B8/D8 to B15/D15. Licensee will maintain presence in the Quality control office and first floor office. Licensee will move storage of inventory to bays D2/G2 to D14/G14. Licensee will move inventory if needed to facilitate Licensor’s installation of equipment. In any event, Licensee shall not materially interfere with Licensor’s operations.

(ii) Licensee shall have access to its inventory and shall be afforded proper dock use for loading and unloading its product and racks (in docks/doors 7 or 11). In any event, Licensee shall not materially interfere with Licensor’s operations.

2. Rent. The granting of the within License interest to Licensee in and to the Premises is an integral part of the Purchase Agreement by and between the parties hereto, and requires no payment of rent or additional consideration during the term of the license.

3. Compliance with Laws. Licensee’s use of the Premises shall, subject to the right of diligent contest, comply with all laws, ordinances, orders, regulations or zoning classifications of any lawful governmental authority, agency or other regulatory authority having jurisdiction over the property; provided, however, that Licensor, without cost or expense to Licensee, shall make or cause to be made all alterations, additions and improvements requiring expenditures in the nature of capital expenditures, where such are required to be made under any applicable laws, ordinances, rules or regulations, now or hereinafter adopted or enacted unless due to Licensee’s specific use of the Premises or such alteration, addition or improvement is required prior to the date of this License, in which event such alteration, repair or improvement shall be at Licensee’s cost. Licensee shall not do any act or follow any practice relating to the property which shall constitute a nuisance.

4. Licensor’s Covenant to Repair. Except as provided hereinafter, Licensor at its expense shall be responsible for all maintenance, repairs or replacements to the roof, exterior walls, structural members of the property and major components of the systems located in the property, including but not limited to the plumbing, wiring, electrical, heating and air conditioning systems unless due to the act or omission of Licensee which shall be Licensee’s obligation and responsibility.

5. Licensee’s Covenant to Repair. During the Initial License, Licensee shall, at its sole expense, be responsible for maintaining the existing security and fire protection systems and door locks of the property, excepting the second floor offices, which remain under Licensor’s complete control and are not subject to this License Agreement.

6. Surrender. Licensee shall, upon termination of this License, peaceably and quietly surrender the property to Licensor, broom-clean, in as good condition as the property was when received, ordinary wear and tear and damage by casualty excepted.

7. Alterations. No structural alteration, addition or improvement to the property shall be made by Licensee without the consent of Licensor. Any alteration, addition or improvement made by Licensee and any fixtures installed as part thereof may, at Licensee’s sole option, remain the property of Licensee or become a part of Licensor’s property upon surrender of the property.

8. Utilities and Other Services. Licensee shall pay upon receipt of a statement for, all water, heat, gas, electricity, light and other utilities used on the Premises during the Initial License, excepting therefrom utilities furnished to the office on the second floor, which shall be the sole responsibility of Licensor. Provided known in advance, Licensor shall give Licensee at least twenty-four (24) hours’ prior written notice of any interruption or discontinuance of utility service, except in the case of an emergency. Licensor shall pay or cause to be paid the cost of all utilities as provided for herein during the Extended License, excepting therefrom the parties’ agreement to share the cost of heating the Premises as set forth below.

During the Extended License, the rear of the building will be maintained at approximately sixty-five (65º) degrees Fahrenheit, and the front of the building will be maintained at a minimum of forty (40º) degrees Fahrenheit, and the cost of such utility usage shall be shared 25% by Licensee, and 75% by Licensor.

9. Assignment and Subletting. The parties hereto acknowledge that Licensee will sublet Premises during both License terms to Buckley Manufacturing Company per the prior consent of Licensor, but shall not otherwise assign, sublet or permit the property or any part thereof to be used by any third party without Licensor’s written consent. Any reference to Licensee also includes Buckley Manufacturing Company.

10. Taxes and Assessments. Licensor shall pay all taxes, including but not limited to real property taxes assessed or assessable on or attributed to the property during the License. Licensee shall pay all personal property taxes assessed against Licensee’s property within the Premises.

11. Casualty. In case of damage to or destruction of any building forming part of the Premises or of any machinery, fixtures or equipment (except equipment and furnishings owned by Licensee) used in the operation and maintenance of the Premises, by fire or otherwise, which renders the Premises unusable or unsuitable for Licensee’s continued use thereof, this License shall terminate.

12. Insurance.

A. During this License, Licensor shall maintain casualty insurance on the Premises at its sole cost and expense, including the building service, at its full replacement cost.

B. During this License, Licensee shall maintain insurance on its personal property located on the Premises and commercial public liability insurance coverage, at its sole cost and expense.

C. All policies of insurance required to be maintained by Licensee shall name Licensee as the insured and Licensor as an additional insured, as their respective interests may appear, and shall be endorsed with standard mortgagee clause with loss payable to any mortgagee(s) for the Premises as their interests may appear. All such policies shall, to the extent obtainable, contain an agreement by the insurers that such policies shall not be cancelled without at least thirty (30) days prior written notice to Licensor and to the holder of any mortgage to whom loss hereunder may be payable.

D. Neither Licensor nor Licensee shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, to the extent that any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this License. Each party shall cause each insurance policy obtained by it as required by this License to provide that such insurance company waives all right of recovery by way of subrogation in connection with any damage or loss covered by such policy.

13. Indemnity.

A. Licensee agrees to indemnify, defend and hold Licensor harmless against and from any and all claims, liabilities, expenses, demands, damages, costs, losses, fees and charges by or on behalf of any person, firm or corporation arising by reason of injury to person or property occurring on the Premises to the extent resulting from any act or omission caused by the gross negligence or intentional misconduct of Licensee or any servant, agent, employee or licensee of Licensee, or by reason of any unlawful use of the Premises, or by reason of any breach, violation or non-performance of any covenant in this License on the part of Licensee to be observed or performed. Licensee agrees in any event to reimburse and compensate Licensor within thirty (30) days of rendition of any statement to Licensee by Licensor for reasonable expenditures made by Licensor or for fines sustained or incurred by Licensor due to non-performance or non-compliance with or breach or failure to observe any term, covenant or condition of this License upon Licensee’s part to be kept, observed, performed or complied with.

B. Licensor agrees to indemnify, defend and hold Licensee harmless against and from any and all claims, liabilities, expenses, demands, damages, costs, losses, fees and charges by or on behalf of any person, firm or corporation arising by reason of injury to person or property occurring on the Premises to the extent resulting from any act or omission caused by the gross negligence or intentional misconduct of Licensor or any servant, agent, employee or licensee of Licensor, or by reason of any unlawful use of the Premises, or by reason of any breach, violation or non-performance of any covenant in this License on the part of Licensor to be observed or performed. Licensor agrees in any event to reimburse and compensate Licensee within thirty (30) days of rendition of any statement to Licensor by Licensee for reasonable expenditures made by Licensee or for fines sustained or incurred by Licensee due to non-performance or non-compliance with or breach or failure to observe any term, covenant or condition of this License upon Licensor’s part to be kept, observed, performed or complied with.

14. Default; Remedies.

A. Upon the occurrence of any one or more of the following events (the “Events of Default”), the party not in default shall have, at its option, the right to exercise any rights of remedies available in this License, at law or in equity. Events of Default shall be:

(i) Failure to perform any of the terms, covenants or conditions contained in this License if not remedied within seven (7) days after receipt of written notice thereof, or, if such default cannot reasonably be remedied within such period, such party does not within seven (7) days after written notice thereof commence such act or acts as shall be necessary to remedy the default and shall not thereafter complete such act or acts within a reasonable time; and

(ii) Either party becomes bankrupt or insolvent, or files any debtor proceedings, or files pursuant to any statute a petition in bankruptcy or insolvency or for reorganization, or files a petition for the appointment of a receiver or trustee for all or substantially all of its assets, or if such party makes an assignment for the benefit of creditors, or if its interest in this License is attached, seized or made subject to any other judicial seizure.

B. In addition to its other remedies, either party, upon an Event of Default by the other party, shall have the immediate right, after any applicable grace period expressed herein, to (i) pay or perform any obligation on the part of the defaulting party to be paid or performed, upon demand, including all costs and expenses incurred, and/or (ii) the right to pursue any other legal or equitable remedy available to it.

15. Eminent Domain. If all or any portion of the Premises is taken under the power of eminent domain (including any conveyance made in lieu thereof), then this License shall terminate. All compensation awarded for any taking (or the proceeds of a private sale in lieu thereof) shall be the property of the Licensor, whether such award is for compensation for damages to the Licensor’s or Licensee’s interest in the Premises, and Licensee hereby assigns all of its interest in any such award to Licensor; provided, however, Licensor shall not have any interest in any separate aware made to Licensee for loss of business, moving expenses or the taking of Licensee’s trade fixtures or equipment if a separate aware for such items are made to Licensee.

16. Notices. All notices required or permitted to be given under this License shall be in writing and shall be deemed given and delivered, whether or not received, when deposited in the United States certified mail, return receipt requested, postage prepaid and properly addressed, to the addresses set forth below, or at such other address as either party may designate for itself by at least ten (10) days prior written notice to the other party.

To Licensee:	To Licensor:

Buckley Properties Co.	The Kirk & Blum Company
10333 Wayne Avenue	3120 Forrer Street
Cincinnati OH 45215	Cincinnati OH 45209
Attn: Tom Strotman	Attn: Dave Blum

17. No Waiver. No course of dealing between Licensor and Licensee, or any delay or omission of Licensor or Licensee to insist upon a strict performance of any term or condition of this License, shall be deemed a waiver of any right or remedy that such party may have, and shall not be deemed a waiver of any subsequent breach of such term or condition.

18. Quiet Enjoyment. Licensor covenants and agrees that Licensee, upon paying the rent and observing and keeping the covenants, agreements and stipulations of this License on its part to be kept, shall lawfully, peaceably and quietly hold, occupy and enjoy the Premises during the term without hindrance, ejection or molestation. Licensor covenants and warrants that it is lawfully seized of the Premises and has good, right and lawful authority to enter into this License for the full term aforesaid, that the Premises are free and clear of all encumbrances, and that Licensor will put Licensee in actual possession of the Premises on the Effective Date.

19. Subordination. This License is subject and subordinate to any and all mortgages or deeds of trust now on the Premises, and this clause shall be self-operative without any further instrument necessary to effect such subordination; provided, however, that such subordination of this License is conditional upon the mortgagee under such mortgage, or the trustee and the beneficiary under such deed of trust, executing and delivering to Licensee a commercially reasonable written instrument in recordable form providing that this License will not be affected by any foreclosure or other default proceeding under such mortgage or deed of trust, so long as Licensee is not in default hereunder. Licensor shall be responsible for paying all legal fees and expenses incurred in obtaining any subordination, non-disturbance and attornment agreement described herein.

20. Invalidity. If any provision of this License shall be declared invalid or unenforceable, the remainder of the License shall continue in full force and effect.

21. Counterparts. This License may be executed in two (2) or more counterparts, which taken together shall be deemed one (1) original.

22. Time. Time is of the essence in each and every provision regarding the parties’ respective performances under this License.

23. Cumulative. All rights and remedies of Licensor and Licensee herein shall be cumulative and none shall be exclusive of any other or of any rights and remedies allowed by law.

24. Governing Law. This License shall be governed by, construed and enforced in accordance with the laws of the State of Ohio.

25. Successors and Assigns. The covenants, terms, conditions, provisions and undertakings in this License shall extend to and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties hereto, and shall be construed as covenants running with the land.

26. Entire Agreement. This License, together with any exhibits attached hereto, contains the entire agreement and understanding between the parties. There are no oral understandings, terms or conditions, and neither party has relied upon any representations, express or implied, not contained in this License. All prior understandings, terms or conditions are deemed merged in this License. This License cannot be changed or supplemented orally, but may be modified or amended only by a written instrument executed by the parties.

27. Use of Premises. During the term of this License, Licensee shall use and occupy the Premises for manufacturing, warehousing and/or business operations in connection therewith, and no other use shall be made thereof without the express written consent of Licensor. Licensee at its own expense shall materially conform its usage of the Premises with all present and future laws, ordinances, rules and regulations of all governmental authority applicable thereto; provided, however, that if Licensee is required by any such authority to make any expenditure under this provision, Licensee may terminate this License immediately.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement the day and year first above written.

LICENSOR:

Witnesses:	THE KIRK & BLUM COMPANY

By:

L. John Bertoli III, Vice President

LICENSEE:

Witnesses:	BUCKLEY PROPERTIES CO.

By:
Tom Strotman, Treasurer

STATE OF OHIO	)
) SS:
COUNTY OF HAMILTON	)

BE IT REMEMBERED that on the      day of                     , 2005, before me, a Notary Public in and for said County and State, personally came L. John Bertoli, III, Vice President, of THE KIRK & BLUM COMPANY, Licensor in the foregoing License Agreement and Option to Purchase, and acknowledged the signing thereof to be his/her free and voluntary act and deed on behalf of said Company.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my notarial seal on the day and year aforesaid.

Notary Public

STATE OF OHIO	)
) SS:
COUNTY OF HAMILTON	)

BE IT REMEMBERED that on the      day of                     , 2005, before me, a Notary Public in and for said County and State, personally came Tom Strotman, Treasurer of BUCKLEY PROPERTIES CO., Licensee in the foregoing License Agreement, and acknowledged the signing thereof to be his free and voluntary act and deed on behalf of said Company.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my notarial seal on the day and year aforesaid.

Notary Public

EXHIBIT A